Exhibit 3.1


                     RESTATED ARTICLES OF INCORPORATION OF
                              VEQUITY CORPORATION

     The following restated Articles of Incorporation of Vequity Corporation containing amendments to the Articles of Incorporation in effect prior hereto has been adopted by the Board of Directors of the corporation and has been presented to the shareholders of the corporation entitled to vote in accordance with C.R.S. section 7-107-105 and 7-110-107 and has been approved by a majority of the shareholders.

     Upon filing of these Restated Articles of Incorporation with the Secretary of State of Colorado these Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all amendments thereto.

                                    ARTICLE I
                                      NAME

     The name of the corporation is Vequity Corporation.

                                   ARTICLE II
                                     PURPOSE

     The corporation is organized for any lawful purpose and shall further have unlimited power to engage in and do any lawful act concerning any and all business for which corporations may be organized under the Colorado Business Corporations Code and any amendments thereto.

                                   ARTICLE III
                                     SHARES

     The corporation shall have authority to issue one hundred million (100,000,000) shares of its common stock with each share having a par value of $.001. The shares may be issued upon such terms and in such classes or series as the Board of Directors may from time to time authorize. The Board of Directors may determine the classes, preferences, limitations and relative rights of the shares to be issued and is authorized to file an amendment to the Articles of Incorporation without shareholder approval setting forth the class or series, the preferences, limitations and relative rights of shares to be issued.

     Each owner of common stock of the corporation shall be entitled at all shareholder's meeting to one vote for each share of stock in his or her name on the books of the corporation, unless such share is issued pursuant to limitations determined by the Board of Directors in accordance with the procedures set forth in the preceding paragraph.

     The corporation shall have the authority to issue five million (5,000,000) shares of preferred stock with each share having a par value of $ .001. Said preferred stock may be issued from time to time in one or more classes or series, with such dividend rates, voting rights, or conversions, rights upon dissolution or liquidation and with such designations, preferences and relative participation, optional or other special rights or qualifications, limitations or restrictions thereof, as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued.

     All shares of the corporation when issued shall be fully paid and nonassessable.

                                   ARTICLE IV
                           REGISTERED OFFICE AND AGENT

     The street address of the corporation's registered office and the name of its registered agent at that office is as follows:

                       Thomas H. Moore
                       Vequity Corporation
                       2305 East Arapahoe Road, Suite 220
                       Littleton, Colorado 80122

     I hereby consent to my appointment as the registered agent for Vequity Corporation.


/s/ Thomas H. Moore
----------------------
/s/ Thomas H. Moore

                                    ARTICLE V
                                PRINCIPAL OFFICE

     The address of the corporation's principal office is:

                               Vequity Corporation
                       2305 East Arapahoe Road, Suite 220
                            Littleton, Colorado 80122

                                   ARTICLE VI
                                    DIRECTORS

     The Board of Directors at the time of the filing of these Restated Articles of Incorporation consists of three members as follows:

           Thomas H. Moore
           2305 East Arapahoe Road, Suite 220
           Littleton, Colorado 80122

           Ron Moitzfield
           2305 East Arapahoe Road, Suite 220
           Littleton, Colorado 80122

           John R. Call
           7223 Routt Dr.
           Arvada, Colorado 80005

     The minimum and maximum number of Directors of the corporation shall be fixed by the bylaws of the corporation. The number of Directors within the range established by the bylaws may be fixed or changed from time to time by the Board of Directors.

     The terms of Directors shall be staggered by dividing the number of Directors into three groups with each group containing one-third of the total, as near as may be. The terms of the Directors in the first group will expire at the first annual meeting of shareholders after their election. The terms of the second group will expire at the second annual meeting of shareholders after their election and the terms of the third group shall expire at the third annual meeting of shareholders after their election. Upon the expiration of the initial staggered terms, Directors shall be elected for terms of three years to succeed those whose terms expire.

     If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, the Board of Directors may fill such vacancy or vacancies by resolution of the Board of Directors determined by majority vote of the Directors remaining in office.

     Directors may be removed from office before the expiration of their term only for cause.

     The Board of Directors may exercise all discretionary powers allowed to Directors to the fullest extent provided by the Colorado Business Corporations Act.

                                   ARTICLE VII
                              CONFLICTS OF INTEREST

     No conflicting interest transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation's Board of Directors or of the committee of the Board of Directors which authorizes, approves or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if:

     * The material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes, approves, or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors are less than a quorum; or

     * The material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, if the transaction requires a vote of the shareholders, is specifically authorized, approved, or ratified in good faith by a vote of the shareholders and the conflicting interest transaction; or

     *    The conflicting interest transaction is fair to the corporation.


                                  ARTICLE VIII
                               SHAREHOLDER ACTIONS

     There shall be no cumulative voting in the election of Directors.

     Any action taken by the shareholders of the corporation shall be taken at a shareholder meeting duly called and noticed pursuant to Colorado Business Corporations Act.

     For the following actions two-thirds (2/3) of the shareholders entitled to vote shall be required to constitute a quorum at a meeting for purposes of taking the action to be presented at the meeting. Once a share is represented at the meeting it is deemed present for the remainder of the meeting for quorum purposes, but shall not be deemed present for any adjournment of the meeting that will require the presence or representation of a new quorum. For the actions listed below a two-thirds vote of the shareholders represented at the meeting is required for the action to be approved.

     * actions to amend the Articles of Incorporation that require shareholder approval
     *    actions to amend the bylaws that require shareholder approval

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                                   ARTICLE IX
            LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Directors and officers of the corporation shall not be liable to the corporation or its shareholders for any action taken or omitted to be taken as Directors or officers if, in connection with such action or omission, the director or officer acted in good faith, with the care an ordinary prudent person in a similar position would take, and in a way that the director or officer believed to be in the best interest of the corporation. In carrying out their duties, Directors and officers of the corporation are entitled to rely upon the information, opinions, reports, statements, financial statements and other financial data prepared by others that the director or officer reasonably believes to be reliable and competent in the matters presented or within such persons professional or expert competence.

     Specifically with respect to monetary damages for breach of fiduciary duty and not by way of limitation of the preceding paragraph, Directors of the corporation shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the following circumstances:

     - for a breach of the director's duty of loyalty to the corporation or its stockholders;
     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     -    for voting for or assenting to an unlawful distribution; or
     - for any transaction from which the director derived an improper personal benefit.

     The corporation's director's and officer's shall not have personal liability for any injury to a person or property arising out of a tort committed by a corporate employee, unless the officer or director was personally involved in the tort or committed a criminal offense in connection with the tort.

     The corporation shall indemnify any person made a party to a threatened, pending or completed action, suit, civil, criminal, administrative or investigative proceeding, whether formal or informal, because such person was or is serving as a director. This indemnity extends to a director upon a determination by the Board of Directors that the director being indemnified acted in good faith and reasonably believed that his or her conduct was in the best interest of the corporation. In a criminal matter the indemnity extends upon a determination by the Board of Directors that the director being indemnified had no reasonable cause to believe that his or her action was unlawful. Indemnity does not extend to a director, if the director is adjudged liable to the corporation or is adjudged liable on the basis of having derived an improper personal benefit.

     In addition to the indemnity provided to its Directors, the corporation shall advance the costs of defense to a director named in a proceeding, provided that the Board of Directors determines that the facts known to the Board do not preclude indemnification and that the director furnishes the corporation with a written affirmation that the director has met the standards of conduct required of Directors by Colorado law and that the director will repay the advance if it is ultimately determined that the director did not meet the standard of conduct required by Colorado law.

     The corporation will also indemnify it officers and advance expenses if they are involved in a legal proceeding as a result of their service as an officer upon the same basis as the Directors are indemnified.

     It is the intent of the provisions of this Article to provide the Directors and Officers of the corporation with (a) limitations of liability to the corporation and its shareholders, (b) indemnification and (c) covenants for the advancement of costs, all to the fullest extent allowed under Colorado law.


     Dated this 26th day of May, 2000.

     The above restated Articles of Incorporation have been approved by a majority vote of 94% of the outstanding shares of the corporation and are approved, certified and submitted by the following that constitute all of the Directors of the corporation.


Thomas H. Moore
-------------------------
Thomas H. Moore, Director


Ron Moitzfield
-----------------------
Ron Moitzfield, Director


/s/ John R. Call

                                       5
-----------------------
/s/ John R. Call, Director